EXHIBIT 5




Opinion Of Glenn P. Felton Regarding Legality Of Shares Being Registered.

Exhibit 5




August 15, 1995



Provident Life and Accident Insurance
  Company of America
1 Fountain Square
Chattanooga, Tennessee  37402



Re:Form S-8 Registration Statement



Gentlemen:


     I have acted as counsel for a Tennessee corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to 1,000,000 shares of the Company's Class B Common Stock, par value $1.00 per share ("Common Stock"), to be offered pursuant to the Provident Life and Accident Insurance Company Employee Stock Purchase Plan ("the Plan"). As such counsel, I have examined and relied upon such records, documents, certificates and other instruments as in my judgment are necessary or appropriate to form the basis for the opinion hereinafter set forth. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

     This opinion is limited in all respects to the federal laws of the United States of America and the laws of the State of Tennessee, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein.

     Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that the shares of Common Stock to be issued upon the exercise of stock options ("Options") granted under the Plan are duly authorized and, assuming (i) the shares of Common Stock so issuable continue to be duly authorized on the dates of exercise, (ii) on the dates of exercise, the Options will have been duly executed, issued, and delivered, will constitute the legal, valid, and binding obligations of the Company, and will (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors' rights generally) be enforceable as to the Company in accordance with their terms, and (iii) no change occurs in the applicable law or the pertinent facts, then, when the Options are exercised in accordance with their terms and the terms of the Plan (including the payment of any consideration thereof), the shares of Common Stock so issuable will be validly issued, fully paid and nonassessable.

Provident Life and Accident Insurance Company of America
August 15, 1995
Page - 2 -





     I consent to the filing of this opinion as an Exhibit to the Registration Statement.


Very truly yours,




/s/Glenn P. Felton
- ------------------
Glenn P. Felton
Vice President and Managing Corporate Counsel